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                                                                    EXHIBIT 14.1


                       RAMCO-GERSHENSON PROPERTIES TRUST
                       CODE OF BUSINESS CONDUCT AND ETHICS

INTRODUCTION

         The following Code of Business Conduct and Ethics (the "Code") reflects the Trust's commitment to uncompromising integrity at all levels of the organization and in all of its business relationships and transactions. Towards that end, the standards of conduct that follow will be enforced at all organizational levels. Any person within the Trust or any of its consolidated subsidiaries who violates them will be subject to prompt disciplinary action, including suspension and termination for cause. Each person within the Trust also has a continuing duty to report acts by others that appear to violate this Code or any other policy or procedure of the Trust. Also, from time to time, the Code will be further explained through compliance manuals or policy memoranda, which also will appear on the website.

         Although the Code may appear comprehensive and complete, there may be situations in which an ethical issue is raised where the exact application of the Code is unclear. In such cases, you are encouraged to consult the CEO of the Trust or the Head of Human Resources. If you do not believe it is appropriate, or you are not comfortable approaching the CEO of the Trust or the Head of Human Resources about your concerns or complaints, then you can contact the Chairman of the Trust's Audit Committee directly.

1.       COMPLYING WITH LAW

         It is the Trust's policy that all Trust employees, officers and trustees will comply with the laws, rules and regulations of the U.S., other countries, and other regional and local jurisdictions that are applicable to the Trust. The Trust and its employees are also responsible for making a good-faith effort to comply with contractual obligations that the Trust may have with third parties. Possible or actual violation of laws, regulations, or contractual obligations by the Trust or a Trust employee should be reported to the CEO of the Trust, the Chairman of the Trust's Audit Committee or the Head of Human Resources.

         Legal compliance also includes compliance with "insider trading" prohibitions applicable to the Trust and its employees, officers and trustees. These "insider-trading" prohibitions generally prohibit employees, officers and trustees who have access to or knowledge of information that is not available to the general public from or about the Trust from buying, selling or otherwise trading in the Trust's securities, regardless of whether the employees, officers, and trustees actually use or rely upon that information. Employees, officers, and trustees also may not share such information ("tipping") with others. The Trust maintains trading restrictions to reduce the risk, or appearance, of insider trading. The Trust maintains an insider trading policy, captioned "Trading in Ramco-Gershenson Stock," for those employees, officers and trustees with questions regarding the applicability of such insider trading prohibitions. Violation of the prohibitions against trading in material non-public information or tipping others who might trade on the information may result in civil and criminal penalties.


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         The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to foreign government officials or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Trust policy, but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Trust's Human Resources Department can provide guidance to you in this area.

         This Code does not cover all laws, rules and regulations applicable to the Trust and its employees, officers and trustees. Employees are encouraged to consult the Trust's Human Resources Department or the various policy manuals or compliance memoranda that the Trust has prepared on specific laws, rules and regulations.

2.       CONFLICTS OF INTEREST

         A "conflict of interest" occurs whenever private or personal interests interfere with the interests of the Trust as a whole. All employees, officers and trustees of the Trust should be careful to avoid a conflict of interest with the Trust's interests. This can be accomplished by avoiding relationships that might impair loyalty to the Trust or affect personal judgment regarding what is in the Trust's best interests.

         Loans to, or guarantees of obligations of, employees, officers and trustees and their respective family members may create conflicts of interest. Federal law prohibits the Trust from extending or arranging for extensions of credit in the form personal loans to trustees and executive officers. The Trust generally will refrain from making such loans to other employees as well.

         Trust employees, officers, or trustees should refrain from accepting gifts or entertainment, or from allowing family members to accept gifts or entertainment, where receipt of the gifts may affect, or appear to affect, the judgment of the employee, officer, or trustee, or where receipt of the gift or the entertainment is accompanied by an understanding that the donee is obligated in some way to reciprocate for the gift in a way that might incidentally affect the Trust. Soliciting gifts by Trust employees, officers, or trustees is prohibited, regardless of whether the solicitation is done on behalf of family or friends.

         Trust employees, officers, and trustees may not have financial interests in any customer, or any entity or venture with which the Trust has an ongoing relationship, contractual or otherwise, if this financial interest would affect, or appear to affect, their judgment or actions on behalf of the Trust. Arrangements that might appear suspect should be discussed with the CEO of the Trust, the Chairman of the Trust's Audit Committee or the Head of Human Resources.

         Trust employees, officers, and trustees are forbidden to work, or in any way receive compensation for services from any competitor, customer, or any other person


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or entity with which the Trust has an ongoing relationship, contractual or otherwise, without advance written approval of the Human Resources Department. Membership on the board of trustees of another company or governmental agency is also forbidden without the advance written approval of the CEO of the Trust, who shall consult with the Board of Trustees in appropriate instances.

         The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should be offered, given, provided or accepted by any Trust employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with the CEO of the Trust, the Chairman of the Trust's Audit Committee or the Head of Human Resources any gifts or proposed gifts that you are not certain are appropriate.

         Under guidelines approved by the Board of Trustees (the "Board"), certain conflicts of interest may be approved by the Trust. The resolution of a potential conflict of interest is not always simple, and employees, trustees, and officers are encouraged to consult with the CEO of the Trust or the Trust's Human Resources Department. If an employee, officer or trustee becomes aware of a conflict or potential conflict, the employee, officer, or trustee is encouraged to inform the CEO of the Trust, the Chairman of the Trust's Audit Committee or the Human Resources Department or consult the procedures described in this Code.

3.       CORPORATE OPPORTUNITY

         Trust employees, officers and trustees are prohibited from appropriating opportunities or potential opportunities that properly belong to the Trust or are discovered in the course of their employment or trusteeship, without first obtaining the Trust's written consent. It is also forbidden for Trust employees, officers, and trustees to use corporate property, information or position for personal gain, or to compete with the Trust without the consent of the CEO of the Trust, who shall consult with the Board of Trustees in appropriate instances.

         Trust employees, officers and trustees owe a duty to the Trust to advance its legitimate interests when the opportunity to do so arises.

4.       CONFIDENTIALITY

         Trust employees, officers and trustees have a duty to maintain the confidentiality of confidential and proprietary information entrusted to them by the Trust or its suppliers or customers, except when disclosure is authorized by the Human Resources Department or required by laws, regulations or legal proceedings. Confidential information includes all non-public information that might be of use to competitors of the Trust, or harmful to the Trust or its customers if disclosed. Trust employees, officers and trustees should consult the Human Resources Department if it is unclear whether a


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legal obligation to disclose confidential information exists. The obligation to maintain confidentiality extends beyond a person's association with the Trust as an employee, officer, or trustee.

5.       FAIR DEALING

         The Trust is committed to dealing fairly with the Trust's customers, suppliers, competitors, officers and employees. It is against Trust policy to take unfair advantage of anyone through manipulation, concealment, misrepresentation or any other unfair dealing practice.

         We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited.

6.       PROTECTION AND PROPER USE OF TRUST ASSETS

         Trust employees, officers and trustees should protect the Trust's assets and try to prevent their misuse, loss, damage, or sabotage, or theft. All Trust assets should be used for legitimate business purposes. Any use of the Trust's assets that is not solely for the Trust's benefit must be approved in advance by the CEO of the Trust or the Chairman of the Trust's Audit Committee.

7.       ACCOUNTING ISSUES

         All of the Trust's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Trust's transactions and must conform both to applicable legal requirements and to the Trust's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

         Records should always be retained or destroyed according to the Trust's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the Trust's legal counsel.

         The Trust will comply with all applicable financial reporting and accounting laws and regulations applicable to the Trust, and will keep its books and records accurately such as to fairly represent transactions and dispositions of Trust assets. Administrative and accounting controls will be implemented to assure that the above requirements are met.

         Trust employees, officers or trustees who have concerns or complaints regarding questionable accounting, accounting procedures, or auditing matters of the Trust are encouraged to contact, anonymously or otherwise, the Chairman of the Audit Committee (or any trustee who is a member of the Audit Committee). Such admissions will be treated confidentially.



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8.       REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

         Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. Employees, officers and trustees who are concerned that violations of this Code have occurred or may occur, or that other illegal or unethical conduct by employees, officers or trustees of the Trust have occurred or may occur should contact the CEO of the Trust, the Chairman of the Trust's Audit Committee or the Head of Human Resources. The Chairman of the Trust's Audit Committee can be reached by voicemail at (248) 592-6706, or by email at auditcommittee@rgpt.com. If they do not believe it is appropriate or are not comfortable approaching the CEO of the Trust, the Chairman of the Trust's Audit Committee or the Head of Human Resources about their concerns or complaints, then they may contact any other member of the Audit Committee or any member of the Nominating and Corporate Governance Committee of the Board of Trustees of the Trust. If their concerns or complaints require confidentiality, including keeping their identity anonymous, then this confidentiality will be protected, subject to applicable law, regulation or legal proceedings.

9.       NO RETALIATION

         All concerns, questions, and complaints will be taken seriously by the Trust, and resolution of issues will be sought promptly and confidentially.

         This Trust maintains a "no retaliation" policy, under which the Trust, its trustees, officers, and employees must not discharge, harass, discriminate, intimidate, or otherwise act wrongfully towards any employee for raising any concern, question, or complaint in good faith.

10.      PUBLIC COMPANY REPORTING

         The Trust's filings with the Securities and Exchange Commission must be accurate and timely. The Trust is committed to complying with all requirements applicable to its public disclosures to assure that the Trust's public reports are complete, fair and understandable. Trust employees, officers and trustees must provide complete and accurate answers to inquiries related to the Trust's public disclosure requirements. The Trust has instituted disclosure controls and procedures to assure that its public disclosures are complete, accurate, and understandable.

11.      AMENDMENT, MODIFICATION AND WAIVER

         This Code may be amended, modified or waived by the Board, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, and the rules thereunder and the applicable rules of the New York Stock Exchange.






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